Exhibit 10.16(a)

FIRST AMENDMENT TO
CONTINENTAL AIRLINES, INC.
LONG TERM INCENTIVE AND RSU PROGRAM

(As Amended and Restated Through March 29, 2006)

WHEREAS, the Continental Airlines, Inc. Long Term Incentive and RSU Program, as Amended and Restated through March 29, 2006 (the "Program"), has heretofore been adopted by the Human Resources Committee (the "Committee") of the Board of Directors of Continental Airlines, Inc. (the "Company") to implement in part the Performance Award provisions of the Continental Airlines, Inc. Incentive Plan 2000; and

WHEREAS, the Committee is authorized to amend the Program; and

WHEREAS, the Committee desires to amend the Program in certain respects;

NOW, THEREFORE, the Program shall be amended as follows, effective as of February 23, 2007:

1. Section 2.1(r) of the Program shall be deleted and the following shall be substituted therefor:

"(r) "EBITDAR Margin" means, with respect to the Company and each company in the Industry Group and each NLTIP Performance Period, the cumulative EBITDAR for the Company or such company for such Performance Period divided by the Company's or such company's cumulative revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of the Company or such company prepared in accordance with GAAP) over such Performance Period; provided, however, that, with respect to NLTIP Performance Periods beginning on or after January 1, 2007, such cumulative revenues shall be adjusted to exclude any item determined to be extraordinary or unusual in nature or infrequent in occurrence as determined by the Committee in accordance with GAAP. If the fiscal year of a company in the Industry Group is not the calendar year, then such company's EBITDAR Margin for an NLTIP Performance Period shall be determined based upon the fiscal quarters of such company that coincide with the fiscal quarters contained in such Performance Period. Further, if a company in the Industry Group provides publicly available statements of operations with respect to its airline business that are separate from the statements of operations provided with respect to its other businesses, then such company's EBITDAR Margin shall be determined based solely upon the separately provided statements of operations pertaining to its airline business."

2. Section 2.1(t) of the Program shall be deleted and the following shall be substituted therefor:

"(t) "Entry EBITDAR Margin" means, with respect to each NLTIP Performance Period, the percentage determined by calculating the simple average of the EBITDAR Margins of the companies in the Industry Group with respect to such Performance Period. Notwithstanding the foregoing, with respect to each NLTIP Performance Period beginning on or after January 1, 2007, the term "Entry EBITDAR Margin" means the percentage determined by dividing (i) the cumulative EBITDAR of all companies in the Industry Group for such Performance Period by (ii) all such companies' cumulative revenues (determined as provided in Section 2.1(r)) over such Performance Period."

3. Section 2.1(kk) of the Program shall be deleted and the following shall be substituted therefor:

"(kk) "Profit Sharing Pool" means, with respect to each Fiscal Year, the "Annual Award Pool" for such Fiscal Year determined under (and based on the definition of such term set forth in) the Company's Enhanced Profit Sharing Plan as in effect on February 23, 2007, taking into account amendments effected on that date (the "EPSP"); provided, however, that (A) any Minor Pool (as defined in the EPSP) with respect to a Fiscal Year that ended prior to the beginning of any Profit Based RSU Performance Period shall not be included in the Profit Sharing Pool with respect to a Fiscal Year in such Performance Period and (B) for the Fiscal Year beginning on April 1, 2006, the Profit Sharing Pool for such Fiscal Year shall be the same as the Annual Award Pool under the EPSP for the 12-month period ending on December 31, 2006 (disregarding any Minor Pool to the extent provided in clause (A) of this paragraph), except that such Annual Award Pool shall be determined under the EPSP based on Pre-tax Net Income for such Fiscal Year determined under the Program reduced by an additional $1 million (in lieu of "Pre-tax Net Income" (as defined under the EPSP) for the 12-month period ending on December 31, 2006)."

4. Section 6.5 of the Program shall be deleted and the following shall be substituted therefor:

"6.5 Form of Payment of Awards. All payments to be made under the Program to a Participant with respect to an Award shall be paid in a single lump sum payment in cash; provided, however, that, to the extent permitted and subject to any limitations under the Incentive Plan 2000 and applicable laws and securities exchange rules, the Committee may, in its sole discretion, direct that payment of Profit Based RSU Awards and/or Stock Price Based RSU Awards be made either (a) in shares of Company Stock, but if and only if at the time of payment the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the issuance of Company Stock under the Program, or (b) in a combination of cash and/or shares of Company Stock. If the Committee elects to direct the Company to pay all or a portion of a payment due for Profit Based RSU Awards or Stock Price Based RSU Awards in shares of Company Stock, then:

(i) in the case of RSUs granted prior to January 1, 2007, the number of shares of Company Stock shall be determined by dividing the amount of such payment to be paid in shares of Company Stock by the Market Value per Share as of the date of the particular payment with respect to such Award (or, in the case of Stock Price Based RSU Awards, as of the date used to determine the Payment Amount with respect to such payment), and rounding such number down to the nearest whole share;

(ii) in the case of Stock Price Based RSU Awards granted on or after January 1, 2007, the number of shares of Company Stock shall be equal to the number of RSUs subject to the Award that are to be so paid in Company Stock; and

(iii) in the case of Profit Based RSU Awards granted on or after January 1, 2007, the number of shares of Company Stock shall be determined by multiplying (A) one third of the number of RSUs subject to such Award that are to be so paid in Company Stock by (B) the Profit Based RSU Payment Percentage applicable to the Cumulative Profit Sharing Pool Target Level achieved with respect to the payment to be made in shares on the Specified Payment Date, rounding such number of shares down to the nearest whole share."

5. As amended hereby, the Program is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Committee has executed this instrument on this 23rd day of February, 2007.

CONTINENTAL AIRLINES, INC.

By: /s/ Jeffery A. Smisek _

Jeffery A. Smisek

President